Exhibit 5.1

LAW OFFICES

ARNSTEIN & LEHR LLP

200 EAST LAS OLAS BOULEVARD SUITE 462

FORT LAUDERDALE, FLORIDA 33301

(954) 713-7600

FAX (954) 713-7700

www.arnstein.com

FOUNDED 1893

CHICAGO, ILLINOIS

BOCA RATON, FLORIDA

MIAMI, FLORIDA

TAMPA, FLORIDA

WEST PALM BEACH, FLORIDA

HOFFMAN ESTATES, ILLINOIS

MILWAUKEE, WISCONSIN

MEMBER OF INTERNATIONAL LAWYERS NETWORK

March 13, 2008

Ener1, Inc.
500 W. Cypress Road, Suite 100
Fort Lauderdale, Florida 33309

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ener1, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") which relates to the issuance of 63,650,000 shares of Common Stock of the Company including 30,150,000 shares of Common Stock issuable upon exercise of outstanding Company Warrants (the "Shares").

This opinion is being furnished in accordance with the requirements of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Registration Statement of the Company filed with the Securities and Exchange Commission; (ii) the Articles of Incorporation and the Bylaws of the Company; (iii) copies of certain resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and the issuance of the Shares and any amendments or supplements thereto and related matters; and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established

or verified, we have relied upon oral or written statements and representations of officers and other representatives of the company and others.

Members of our firm are admitted to the bar in the State of Florida, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Florida and the laws of the United States of America to the extent referred to specifically herein.

Based on the foregoing, it is our opinion that, subject to effectiveness with the Securities and Exchange Commission of the Registration Statement, the Shares are duly and validly authorized and constitute, and will constitute when issued in accordance with the terms of the Warrants legally issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the use of our name in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

ARNSTEIN & LEHR LLP

Arnstein & Lehr LLP